EXHIBIT 99.2

KAR Auction Services, Inc.
Q4 and YTD 2021 Supplemental Financial Information
February 16, 2022

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2021
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(23.9)	$29.0	$5.1
Add back:
Income taxes	(5.9)	9.4	3.5
Interest expense, net of interest income	21.5	10.5	32.0
Depreciation and amortization	43.6	2.3	45.9
Intercompany interest	—	—	—
EBITDA	35.3	51.2	86.5
Non-cash stock-based compensation	1.6	0.3	1.9
Acquisition related costs	2.4	—	2.4
Securitization interest	—	(8.3)	(8.3)
(Gain)/Loss on asset sales	(0.8)	—	(0.8)
Severance	1.4	0.2	1.6
Foreign currency (gains)/losses	1.1	—	1.1
Contingent consideration adjustment	4.2	—	4.2
Net change in unrealized gains on investment securities	—	9.3	9.3
Other	0.1	(0.1)	—
Total addbacks/(deductions)	10.0	1.4	11.4
Adjusted EBITDA	$45.3	$52.6	$97.9

	Three Months Ended December 31, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(38.5)	$21.4	$(17.1)
Add back:
Income taxes	(9.7)	6.3	(3.4)
Interest expense, net of interest income	21.5	8.8	30.3
Depreciation and amortization	47.7	2.9	50.6
Intercompany interest	0.1	(0.1)	—
EBITDA	21.1	39.3	60.4
Non-cash stock-based compensation	2.5	0.5	3.0
Acquisition related costs	4.1	—	4.1
Securitization interest	—	(6.2)	(6.2)
Loss on asset sales	0.2	—	0.2
Severance	0.9	—	0.9
Foreign currency (gains)/losses	1.7	—	1.7
Contingent consideration adjustment	4.7	—	4.7
Other	(1.7)	0.4	(1.3)
Total addbacks/(deductions)	12.4	(5.3)	7.1
Adjusted EBITDA	$33.5	$34.0	$67.5

	Year Ended December 31, 2021
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(58.9)	$125.4	$66.5
Add back:
Income taxes	(6.5)	41.5	35.0
Interest expense, net of interest income	86.2	39.5	125.7
Depreciation and amortization	173.6	9.4	183.0
Intercompany interest	0.2	(0.2)	—
EBITDA	194.6	215.6	410.2
Non-cash stock-based compensation	14.5	2.2	16.7
Acquisition related costs	8.1	—	8.1
Securitization interest	—	(29.8)	(29.8)
(Gain)/Loss on asset sales	(3.6)	(0.8)	(4.4)
Severance	4.8	0.4	5.2
Foreign currency (gains)/losses	3.8	—	3.8
Contingent consideration adjustment	24.3	—	24.3
Net change in unrealized gains on investment securities	—	(1.4)	(1.4)
Other	1.8	(0.3)	1.5
Total addbacks/(deductions)	53.7	(29.7)	24.0
Adjusted EBITDA	$248.3	$185.9	$434.2

	Year Ended December 31, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(79.1)	$79.6	$0.5
Add back:
Income taxes	(17.0)	21.9	4.9
Interest expense, net of interest income	88.3	39.0	127.3
Depreciation and amortization	178.8	12.5	191.3
Intercompany interest	1.1	(1.1)	—
EBITDA	172.1	151.9	324.0
Non-cash stock-based compensation	12.8	2.3	15.1
Acquisition related costs	8.8	—	8.8
Securitization interest	—	(27.3)	(27.3)
Loss on asset sales	1.3	—	1.3
Severance	11.1	0.4	11.5
Foreign currency (gains)/losses	4.9	—	4.9
Goodwill and other intangibles impairment	29.8	—	29.8
Contingent consideration adjustment	4.7	—	4.7
Other	2.1	0.4	2.5
Total addbacks/(deductions)	75.5	(24.2)	51.3
Adjusted EBITDA	$247.6	$127.7	$375.3

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Net income (loss)	$50.9	$11.5	$(1.0)	$5.1	$66.5
Add back:
Income taxes	23.6	9.1	(1.2)	3.5	35.0
Interest expense, net of interest income	30.7	31.0	32.0	32.0	125.7
Depreciation and amortization	47.0	45.4	44.7	45.9	183.0
EBITDA	152.2	97.0	74.5	86.5	410.2
Non-cash stock-based compensation	5.6	4.9	4.3	1.9	16.7
Acquisition related costs	1.5	1.8	2.4	2.4	8.1
Securitization interest	(6.8)	(6.8)	(7.9)	(8.3)	(29.8)
(Gain)/Loss on asset sales	0.2	—	(3.8)	(0.8)	(4.4)
Severance	0.7	1.2	1.7	1.6	5.2
Foreign currency (gains)/losses	2.2	0.4	0.1	1.1	3.8
Contingent consideration adjustment	11.2	4.5	4.4	4.2	24.3
Net change in unrealized gains on investment securities	(43.5)	11.9	20.9	9.3	(1.4)
Other	(0.1)	1.6	—	—	1.5
Total addbacks/(deductions)	(29.0)	19.5	22.1	11.4	24.0
Adjusted EBITDA	$123.2	$116.5	$96.6	$97.9	$434.2

Results of Operations

KAR Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except per share amounts)	2021	2020	2021	2020
Revenues
Auction fees	$207.4	$207.0	$877.8	$887.7
Service revenue	168.2	173.5	707.2	737.4
Purchased vehicle sales	94.6	83.7	377.4	295.0
Finance-related revenue	79.2	65.4	289.2	267.6
Total revenues	549.4	529.6	2,251.6	2,187.7
Cost of services*	323.2	325.4	1,299.9	1,284.8
Gross profit*	226.2	204.2	951.7	902.9
Selling, general and administrative	134.8	139.7	558.1	545.4
Depreciation and amortization	45.9	50.6	183.0	191.3
Goodwill and other intangibles impairment	—	—	—	29.8
Operating profit	45.5	13.9	210.6	136.4
Interest expense	32.3	30.5	126.6	128.9
Other (income) expense, net	4.6	3.9	(17.5)	2.1
Income (loss) before income taxes	8.6	(20.5)	101.5	5.4
Income taxes	3.5	(3.4)	35.0	4.9
Net income (loss)	$5.1	$(17.1)	$66.5	$0.5
Net income (loss) per share
Basic	$(0.04)	$(0.21)	$0.16	$(0.16)
Diluted	$(0.04)	$(0.21)	$0.16	$(0.16)

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended December 31, 2021 and 2020
Overview
For the three months ended December 31, 2021, we had revenue of $549.4 million compared with revenue of $529.6 million for the three months ended December 31, 2020, an increase of 4%. Businesses acquired since the fourth quarter of 2020 accounted for an increase in revenue of $35.4 million or 6% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $4.7 million, or 9%, to $45.9 million for the three months ended December 31, 2021, compared with $50.6 million for the three months ended December 31, 2020. The decrease in depreciation and amortization was primarily the result of fixed assets that have become fully depreciated and a reduction in assets placed in service.
Interest Expense
Interest expense increased $1.8 million, or 6%, to $32.3 million for the three months ended December 31, 2021, compared with $30.5 million for the three months ended December 31, 2020. The increase was primarily attributable to an increase in interest expense at AFC of $1.7 million, which resulted from an increase in the average finance receivables balance for the three months ended December 31, 2021, as compared with the three months ended December 31, 2020.

Other (Income) Expense, Net
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. Realized gains on these investments were $4.8 million for the three months ended December 31, 2021. The Company had a net reduction in unrealized gains of $9.3 million for the three months ended December 31, 2021, as a result of the change in fair value for one of these investment securities which had a recent public offering. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
For the three months ended December 31, 2021, we had other expenses of $4.6 million compared with $3.9 million for the three months ended December 31, 2020. The increase in other expense was primarily attributable to a net reduction in unrealized gains on investment securities of approximately $9.3 million, partially offset by increases in realized gains on investment securities of approximately $4.8 million, a decrease in foreign currency losses of $0.6 million, a decrease in contingent consideration valuation adjustments of $0.5 million and other miscellaneous items aggregating $2.7 million.

Income Taxes
We had an effective tax rate of 40.7% for the three months ended December 31, 2021, compared with an effective tax rate of 16.6% on a pre-tax loss for the three months ended December 31, 2020. The effective tax rate for the three months ended December 31, 2021 was unfavorably impacted by the expense for the increase in the estimated value of contingent consideration for which no tax benefits have been recorded, partially offset by the benefit of discrete items. The effective tax rate for the three months ended December 31, 2020 was unfavorably impacted by expense for the increase in the estimated value of contingent consideration for which no tax benefit has been recorded, as well as a greater proportion of earnings in higher tax jurisdictions. These were partially offset by the tax benefit from deductions related to stock-based compensation expenses and other discrete benefits.
Impact of Foreign Currency
For the three months ended December 31, 2021, fluctuations in the Canadian exchange rate increased revenue by $3.2 million, operating profit by $1.1 million and net income by $0.7 million. For the three months ended December 31, 2021, fluctuations in the European exchange rate decreased revenue by $2.4 million, operating profit by $0.1 million and net loss by $0.1 million.
Overview of KAR Results for the Year Ended December 31, 2021 and 2020
Overview
For the year ended December 31, 2021, we had revenue of $2,251.6 million compared with revenue of $2,187.7 million for the year ended December 31, 2020, an increase of 3%. Businesses acquired since the fourth quarter of 2020 accounted for an increase in revenue of $139.1 million or 6% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $8.3 million, or 4%, to $183.0 million for the year ended December 31, 2021, compared with $191.3 million for the year ended December 31, 2020. The decrease in depreciation and amortization was primarily the result of fixed assets that have become fully depreciated and a reduction in assets placed in service.
Goodwill and Other Intangibles Impairment
In the second quarter of 2020 a $25.5 million non-cash goodwill impairment charge and a $4.3 million non-cash customer relationship impairment charge were recorded in our ADESA Remarketing Limited reporting unit (doing business as ADESA U.K.). The impairments resulted from the changes in economic circumstances which caused the outlook for the business to be significantly reduced.
Interest Expense
Interest expense decreased $2.3 million, or 2%, to $126.6 million for the year ended December 31, 2021, compared with $128.9 million for the year ended December 31, 2020. The decrease was primarily attributable to a decrease in the weighted average interest rate on corporate debt and a decrease of approximately $9.2 million in the average outstanding balance of corporate debt for the year ended December 31, 2021, as compared with the year ended December 31, 2020. This was partially offset by an increase in interest expense at AFC of $0.4 million for the year ended December 31, 2021, as compared with the year ended December 31, 2020.
Other (Income) Expense, Net
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. Realized gains on these investments were $32.0 million for the year ended December 31, 2021. The Company had net unrealized gains of $1.4 million at December 31, 2021, as a result of a recent public offering for one of these investment securities. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
For the year ended December 31, 2021, we had other income of $17.5 million compared with other expenses of $2.1 million for the year ended December 31, 2020. The increase in other income was primarily attributable to an increase in realized and unrealized gains on investment securities of approximately $33.4 million, a decrease in foreign currency losses of $1.1 million and an increase in other miscellaneous items aggregating $4.7 million, partially offset by an increase in contingent consideration valuation adjustments of $19.6 million.
Income Taxes
We had an effective tax rate of 34.5% for the year ended December 31, 2021, compared with an effective tax rate of 90.7% for the year ended December 31, 2020. The 2021 rate was unfavorably impacted by the expense for the increase in the estimated value of contingent consideration for which no tax benefits have been recorded, partially offset by the benefit of discrete items. The 2020 rate was unfavorably impacted by the goodwill and other intangibles impairment charge and expense for the increase in the estimated value of contingent consideration for which no tax benefits have been recorded, as well as significantly reduced earnings and a greater proportion of earnings in higher tax jurisdictions. These were partially offset by the tax benefit from law changes, deductions related to stock-based compensation expenses and other discrete benefits.
Impact of Foreign Currency
For the year ended December 31, 2021, fluctuations in the Canadian exchange rate increased revenue by $20.0 million, operating profit by $6.7 million and net income by $3.6 million. For the year ended December 31, 2021, fluctuations in the European exchange rate increased revenue by $7.7 million, operating profit by $0.4 million and decreased net income by $0.3 million.
Impact of COVID-19 on Our Operations
The Company has been subject to numerous orders and directives that have impacted our ability to operate our business throughout North America and in Europe. As a result of these COVID-19 related restrictions on our operations, we have adjusted our business processes so that we can continue to meet the needs of our customers while complying with the various laws, regulations, mandates and directives in each of the markets in which we operate. In many cases, we have had to limit the number of employees and customers at our physical locations at any given time and modify the delivery of services to our customers. However, these adjustments have also resulted in improvements in our operations.

During this challenging time, the Company has worked to meet the needs of the wholesale used car marketplace with its technology-based auction platforms throughout North America and in Europe. The Company believes that certain changes to its business processes that were necessitated by the COVID-19 outbreak are sustainable going forward. For example, the Company has reduced the labor required to process wholesale auction transactions and reduced its selling, general and administrative expenses (excluding acquisitions).

ADESA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per vehicle amounts)	2021	2020	2021	2020
Auction fees	$207.4	$207.0	$877.8	$887.7
Service revenue	168.2	173.5	707.2	737.4
Purchased vehicle sales	94.6	83.7	377.4	295.0
Total ADESA revenue	470.2	464.2	1,962.4	1,920.1
Cost of services*	308.8	308.4	1,244.5	1,205.7
Gross profit*	161.4	155.8	717.9	714.4
Selling, general and administrative	125.7	130.6	522.9	508.8
Depreciation and amortization	43.6	47.7	173.6	178.8
Goodwill and other intangibles impairment	—	—	—	29.8
Operating profit (loss)	$(7.9)	$(22.5)	$21.4	$(3.0)

Commercial vehicles sold	266,000	474,000	1,503,000	2,265,000
Dealer consignment vehicles sold	277,000	207,000	1,090,000	797,000
Total vehicles sold	543,000	681,000	2,593,000	3,062,000
Auction fees per vehicle sold	$382	$304	$339	$290
Gross profit per vehicle sold*	$297	$229	$277	$233
Gross profit percentage, excluding purchased vehicles*	43.0%	40.9%	45.3%	44.0%
On-premise mix	47%	48%	47%	49%
Off-premise mix	53%	52%	53%	51%

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended December 31, 2021 and 2020
Revenue
Revenue from ADESA increased $6.0 million, or 1%, to $470.2 million for the three months ended December 31, 2021, compared with $464.2 million for the three months ended December 31, 2020. The increase in revenue was the result of an increase in average revenue per vehicle sold, partially offset by a decrease in the number of vehicles sold. Businesses acquired since the fourth quarter of 2020 accounted for an increase in revenue of $35.4 million. The change in revenue included the impact of an increase in revenue of $2.9 million due to fluctuations in the Canadian exchange rate and a decrease of $2.4 million due to fluctuations in the European exchange rate.
On-premise marketplace sales are initiated online for vehicles at any of our locations across North America and include ADESA Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, BacklotCars, CARWAVE, TradeRev and ADESA Europe sales. The 20% decrease in the number of vehicles sold was comprised of a decline in both on-premise and off-premise commercial volumes aggregating 44%, partially offset by an increase in both on-premise and off-premise dealer consignment volumes aggregating 34%. The decrease in the number of vehicles sold was driven by a lack of supply caused by high vehicle values.
Auction fees per vehicle sold for the three months ended December 31, 2021 increased $78, or 26%, reflecting higher vehicle values and a smaller mix of lower-fee commercial off-premise vehicles.
Service revenue for the three months ended December 31, 2021 decreased $5.3 million, or 3%, primarily as a result of a decrease in inspection service revenue and transportation revenue resulting from the decrease in vehicles sold, partially offset by an increase in reconditioning revenue. Typically consigned vehicles located at our facilities utilize our service offerings at a higher rate than off-premise vehicles.

Gross Profit
For the three months ended December 31, 2021, gross profit for ADESA increased $5.6 million, or 4%, to $161.4 million, compared with $155.8 million for the three months ended December 31, 2020. Cost of services increased less than 1% for the three months ended December 31, 2021, while revenue increased 1% during the same period. Gross profit for ADESA was 34.3% of revenue for the three months ended December 31, 2021, compared with 33.6% of revenue for the three months ended December 31, 2020. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 43.0% and 40.9% for the three months ended December 31, 2021 and 2020, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired since the fourth quarter of 2020 accounted for an increase in cost of services of $20.0 million for the three months ended December 31, 2021.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment decreased $4.9 million, or 4%, to $125.7 million for the three months ended December 31, 2021, compared with $130.6 million for the three months ended December 31, 2020, primarily due to decreases in incentive-based compensation of $14.0 million, compensation expense of $6.9 million, professional fees of $2.5 million, telecom expenses of $1.1 million and stock-based compensation of $1.0 million, partially offset by increases in selling, general and administrative expenses associated with acquisitions of $14.2 million, bad debt expense of $2.4 million, medical expenses of $2.1 million, travel expenses of $0.6 million, fluctuations in the Canadian exchange rate of $0.6 million and other miscellaneous expenses aggregating $1.3 million. In addition, the Employee Retention Credit provided under the Canada Emergency Wage Subsidy was $0.6 million less for the three months ended December 31, 2021, compared with the three months ended December 31, 2020. Likewise, there were net gains on the sales of assets aggregating $1.0 million for the three months ended December 31, 2021, compared with net losses on the sales of assets aggregating $0.2 million for the three months ended December 31, 2020.
Overview of ADESA Results for the Year Ended December 31, 2021 and 2020
Revenue
Revenue from ADESA increased $42.3 million, or 2%, to $1,962.4 million for the year ended December 31, 2021, compared with $1,920.1 million for the year ended December 31, 2020. The increase in revenue was the result of an increase in average revenue per vehicle sold, partially offset by a decrease in the number of vehicles sold. Businesses acquired since the fourth quarter of 2020 accounted for an increase in revenue of $139.1 million. The change in revenue included the impact of an increase in revenue of $18.5 million due to fluctuations in the Canadian exchange rate and an increase of $7.7 million due to fluctuations in the European exchange rate.
On-premise marketplace sales are initiated online for vehicles at any of our locations across North America and include ADESA Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, BacklotCars, CARWAVE, TradeRev and ADESA Europe sales. The 15% decrease in the number of vehicles sold was comprised of a decline in both on-premise and off-premise commercial volumes aggregating 34%, partially offset by an increase in both on-premise and off-premise dealer consignment volumes aggregating 37%. The decrease in the number of vehicles sold was driven by a lack of supply caused by high vehicle values.
Auction fees per vehicle sold for the year ended December 31, 2021 increased $49, or 17%, reflecting higher vehicle values and a smaller mix of lower-fee commercial off-premise vehicles.
Service revenue for the year ended December 31, 2021 decreased $30.2 million, or 4%, primarily as a result of a decrease in transportation revenue resulting from the decrease in vehicles sold. Typically consigned vehicles located at our facilities utilize our service offerings at a higher rate than off-premise vehicles.
Gross Profit
For the year ended December 31, 2021, gross profit for ADESA increased $3.5 million, or less than 1%, to $717.9 million, compared with $714.4 million for the year ended December 31, 2020. Gross profit for ADESA was 36.6% of revenue for the year ended December 31, 2021, compared with 37.2% of revenue for the year ended December 31, 2020. We have taken measures to reduce expenses to help protect our business and vehicles sold online require less labor. In 2021 we also recorded a benefit of $3.7 million taken under the Canada Emergency Wage Subsidy as compared with an aggregate of $14.2 million taken under the CARES Act and the Canada Emergency Wage Subsidy in 2020. On March 20, 2020 our on-premise auctions were shut down in response to the COVID-19 pandemic. While revenue decreased during the closure, cost of services remained consistent, as all non-essential auction employees were paid during the closure. In addition, our gross profit as a percentage of revenue is impacted by purchased vehicles. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 45.3% and 44.0% for the years ended December 31, 2021 and 2020, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired since the fourth quarter of 2020 accounted for an increase in cost of services of $80.4 million for the year ended December 31, 2021.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $14.1 million, or 3%, to $522.9 million for the year ended December 31, 2021, compared with $508.8 million for the year ended December 31, 2020, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $77.3 million, fluctuations in the Canadian exchange rate of $4.6 million, stock-based compensation of $1.2 million and information technology costs of $1.1 million, partially offset by decreases in compensation expense of $35.9 million, incentive-based compensation of $10.9 million, professional fees of $6.4 million, telecom expenses of $4.2 million, severance of $3.8 million, marketing costs of $3.1 million, bad debt expense of $3.0 million, supplies expense of $1.8 million, travel expenses of $1.8 million and other miscellaneous expenses aggregating $1.4 million. In addition, the Employee Retention Credit provided under the CARES Act and the Canada Emergency Wage Subsidy was $7.7 million less for the year ended December 31, 2021, compared with the year ended December 31, 2020. Likewise, there were net gains on the sales of assets aggregating $4.2 million for the year ended December 31, 2021, compared with net losses on the sales of assets aggregating $1.3 million for the year ended December 31, 2020.
Goodwill and Other Intangibles Impairment
In the second quarter of 2020 a $25.5 million non-cash goodwill impairment charge and a $4.3 million non-cash customer relationship impairment charge were recorded in our ADESA Remarketing Limited reporting unit (doing business as ADESA U.K.). The impairments resulted from the changes in economic circumstances which caused the outlook for the business to be significantly reduced.

AFC Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2021	2020	2021	2020
Finance-related revenue
Interest and fee income	$76.1	$61.4	$284.1	$266.1
Other revenue	2.2	1.9	8.6	8.7
Net recovery (provision) for credit losses	0.9	(2.7)	(3.5)	(38.6)
Warranty contract revenue	—	4.8	—	31.4
Total AFC revenue	79.2	65.4	289.2	267.6
Cost of services*	14.4	17.0	55.4	79.1
Gross profit*	64.8	48.4	233.8	188.5
Selling, general and administrative	9.1	9.1	35.2	36.6
Depreciation and amortization	2.3	2.9	9.4	12.5
Operating profit	$53.4	$36.4	$189.2	$139.4

Loan transactions	342,000	327,000	1,421,000	1,519,000
Revenue per loan transaction, excluding Warranty contract revenue	$232	$186	$204	$156
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended December 31, 2021 and 2020
Revenue
For the three months ended December 31, 2021, AFC revenue increased $13.8 million, or 21%, to $79.2 million, compared with $65.4 million for the three months ended December 31, 2020. The increase in revenue was primarily the result of a 25% increase in revenue per loan transaction and a 5% increase in loan transactions, partially offset by the elimination of Warranty contract revenue as a result of the sale of PWI in December 2020.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $46, or 25%, primarily as a result of an increase in loan values, a decrease in provision for credit losses for the three months ended December 31, 2021, an increase in floorplan fee and other fee income per unit and an increase in average portfolio duration.
For the three months ended December 31, 2021, recoveries and the decrease in the allowance for credit losses exceeded write-offs, resulting in the provision for credit losses decreasing to (0.2%) of the average managed receivables for the three months ended December 31, 2021 from 0.6% for the three months ended December 31, 2020.
Gross Profit
For the three months ended December 31, 2021, gross profit for the AFC segment increased $16.4 million, or 34%, to $64.8 million, or 81.8% of revenue, compared with $48.4 million, or 74.0% of revenue, for the three months ended December 31, 2020. Excluding PWI for the three months ended December 31, 2020, AFC's gross profit as a percent of revenue was 78.7%. The increase in gross profit as a percent of revenue was primarily the result of a 15% decrease in cost of services. The decrease in cost of services was primarily the result of a decrease in PWI expenses of $4.1 million, partially offset by increases in compensation expense of $0.5 million, incentive-based compensation of $0.4 million and other miscellaneous expenses aggregating $0.6 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC were $9.1 million for both the three months ended December 31, 2021 and 2020. Fluctuations between the periods included an increase in compensation expense of $1.0 million, an increase in other miscellaneous expenses aggregating $0.1 million, a decrease in incentive-based compensation of $0.6 million and a decrease in PWI expenses of $0.5 million.

Overview of AFC Results for the Year Ended December 31, 2021 and 2020
Revenue
For the year ended December 31, 2021, AFC revenue increased $21.6 million, or 8%, to $289.2 million, compared with $267.6 million for the year ended December 31, 2020. The increase in revenue was primarily the result of a 31% increase in revenue per loan transaction, largely as a result of a decrease in the provision for credit losses, partially offset by a 6% decrease in loan transactions and the elimination of Warranty contract revenue as a result of the sale of PWI in December 2020.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $48, or 31%, primarily as a result of a decrease in provision for credit losses for the year ended December 31, 2021, an increase in loan values and an increase in interest yields, partially offset by a decrease in average portfolio duration.
The provision for credit losses decreased to 0.2% of the average managed receivables for the year ended December 31, 2021 from 2.1% for the year ended December 31, 2020.
Gross Profit
For the year ended December 31, 2021, gross profit for the AFC segment increased $45.3 million, or 24%, to $233.8 million, or 80.8% of revenue, compared with $188.5 million, or 70.4% of revenue, for the year ended December 31, 2020. Excluding PWI for the year ended December 31, 2020, AFC's gross profit as a percent of revenue was 76.3%. The increase in gross profit as a percent of revenue was primarily the result of a 30% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in PWI expenses of $23.1 million, compensation expense of $2.1 million and lot check expenses of $0.6 million, partially offset by increases in incentive-based compensation of $1.1 million, rent expense of $0.5 million, collection expenses of $0.4 million and other miscellaneous expenses aggregating $0.1 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.4 million, or 4%, to $35.2 million for the year ended December 31, 2021, compared with $36.6 million for the year ended December 31, 2020 primarily as a result of decreases in PWI expenses of $2.7 million and other miscellaneous expenses aggregating $0.5 million, partially offset by increases in information technology costs of $1.3 million and compensation expense of $0.5 million.
LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	December 31,
(Dollars in millions)	2021	2020
Cash and cash equivalents	$190.0	$752.1
Restricted cash	25.8	60.2
Working capital	382.5	924.6
Amounts available under the Revolving Credit Facility*	325.0	325.0
Cash flow from operations for the year ended	413.2	384.4
*    There were related outstanding letters of credit totaling approximately $27.6 million and $28.5 million at December 31, 2021 and 2020, respectively, which reduced the amount available for borrowings under the Revolving Credit Facility.
In 2021, we used approximately $522 million of cash for business acquisitions. This includes CARWAVE and Auction Frontier. We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. The COVID-19 pandemic has had, and is continuing to have, an adverse impact on our business. As a result, during 2020 we implemented several measures that we believe will enhance liquidity for the foreseeable future. Some of these measures included furloughs, prohibiting non-essential business travel, suspending non-essential services provided by certain third parties at our locations, delaying or canceling capital projects at our on-premise marketplace locations and suspending the Company's quarterly dividend.

We also took advantage of legislation introduced to assist companies during the pandemic. For the year ended December 31, 2021, we recorded a total of approximately $5.8 million claimed under the Canada Emergency Wage Subsidy. These credits partially offset salaries paid in Canada. We will continue to monitor and assess the impact similar legislation in other countries may have on our business and financial results. As the impact of the COVID-19 pandemic on the economy and our operations evolves, we will continue to assess our liquidity needs. A continued disruption could materially affect our liquidity.
Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2021	2020
Net cash provided by (used by):
Operating activities	$413.2	$384.4
Investing activities	(1,218.6)	(326.6)
Financing activities	210.4	194.8
Effect of exchange rate on cash	(1.5)	(1.2)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(596.5)	$251.4
Cash flow provided by operating activities was $413.2 million for the year ended December 31, 2021, compared with $384.4 million for the year ended December 31, 2020. The increase in operating cash flow was primarily attributable to increased profitability and changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, partially offset by a net decrease in non-cash item adjustments.
Net cash used by investing activities was $1,218.6 million for the year ended December 31, 2021, compared with $326.6 million for the year ended December 31, 2020. The increase in net cash used by investing activities was primarily attributable to:
•an increase in the additional finance receivables held for investment of approximately $789.2 million;
•an increase in cash used for acquisitions of approximately $100.8 million;
•an increase in investment in securities of approximately $22.5 million; and
•a decrease in the proceeds from the sale of businesses of $22.1 million;
partially offset by:
•proceeds from sale of investments of approximately $38.5 million; and
•an increase in proceeds from the sale of property and equipment of approximately $11.2 million.
Net cash provided by financing activities was $210.4 million for the year ended December 31, 2021, compared with $194.8 million for the year ended December 31, 2020. The increase in net cash provided by financing activities was primarily attributable to:
•an increase in the additional obligations collateralized by finance receivables of approximately $615.5 million;
•a decrease in dividends paid to stockholders of approximately $49.0 million;
•a decrease in payments for debt issuance costs of approximately $17.9 million;
•an increase in proceeds from the issuance of common stock (private placement) of approximately $15.0 million; and
•a net increase in book overdrafts of approximately $10.2 million;
partially offset by:
•a decrease in net proceeds from Series A Preferred Stock of approximately $528.2 million; and
•an increase in the repurchase of common stock of approximately $170.7 million.